Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND 2019

SAN DIEGO, CALIFORNIA, February 19, 2020....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2019:

•	Net income per share was $1.38

•	AFFO per share increased 4.1% to $3.32, compared to 2018

•	Invested $3.7 billion in 789 properties and properties under development or expansion, including $797.8 million in 18 properties in the United Kingdom (U.K.)

•	Generated a rent recapture rate of 102.6% on re-leasing activity

•	Dividends paid per common share increased 3.0%, compared to 2018

•	Raised $2.2 billion from the sale of common stock

For the quarter ended December 31, 2019:

•	Net income per share was $0.39

•	AFFO per share increased 8.9% to $0.86, compared to the quarter ended December 31, 2018

•	Invested $1.7 billion in 556 properties and properties under development or expansion, including $221.0 million in five properties in the U.K.

•	Generated a rent recapture rate of 106.2% on re-leasing activity

•	Raised $582.2 million from the sale of common stock

CEO Comments

“We are pleased to complete another year of strong operating results and favorable risk-adjusted returns for our shareholders, particularly in a year that marked the 50th anniversary of our company’s founding and the 25th anniversary of our public listing,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We successfully executed our strategy across all areas of the business, and I would like to thank our talented team for their hard work and dedication in pursuing our mission. We invested approximately $3.7 billion in high-quality real estate during 2019, a record year for property-level acquisitions, including $1.7 billion during the fourth quarter. We ended 2019 with portfolio occupancy of 98.6% while generating a rent recapture rate of approximately 103% on re-leasing activity during the year. To finance our investment activity, we raised over $3.0 billion of capital during 2019 at favorable pricing, including approximately $2.2 billion of equity. This month, we were added to the exclusive S&P 500 Dividend Aristocrats® index as an S&P 500 constituent that has raised its dividend every year for the last 25 consecutive years.”

“Our investment pipeline, both domestic and international, remains robust, and we believe we will continue to enjoy excellent access to well-priced capital. Accordingly, we expect to invest $2.25 billion to $2.75 billion in 2020 based on current market conditions. Combined with the continued strength of our portfolio, we are introducing 2020 AFFO per share guidance of $3.50 to $3.56, representing annual growth of 5.4% to 7.2%.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total revenue	$397.5	$342.6	$1,491.6	$1,327.8
Net income available to common stockholders (1)(2)	$129.3	$85.1	$436.5	$363.6
Net income per share (2)	$0.39	$0.29	$1.38	$1.26
Funds from operations (FFO) available to common stockholders (2)(3)	$280.4	$217.7	$1,039.6	$903.3
FFO per share (2)	$0.85	$0.73	$3.29	$3.12
Adjusted funds from operations (AFFO) available to common stockholders (3)	$282.0	$236.8	$1,050.0	$924.6
AFFO per share	$0.86	$0.79	$3.32	$3.19
(1) The calculation to determine net income for a real estate company includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.
(2) Net income available to common stockholders and FFO in 2018 were impacted by a severance payment made to our former chief executive officer (CEO) in October 2018. The total value of cash, stock compensation and professional fees incurred as a result of this severance was $28.3 million; however, the net amount, after incorporating accruals for the CEO compensation previous to this severance, was $18.7 million, equivalent to $0.06 per share.
(3) The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (Nareit’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages seven and eight of this press release.

Dividend Increases
In December 2019, Realty Income announced the 89th consecutive quarterly dividend increase, which is the 104th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2019 was $2.73 per share. The amount of monthly dividends paid per share increased 3.0% to $2.711 in 2019, as compared to $2.631 in 2018. The company distributed $852.1 million in common dividends to shareholders in 2019, representing 81.2% of its AFFO of $1.05 billion.

In January 2020, Realty Income announced an increase of the February 2020 annualized dividend to $2.79 per share, as compared to the February 2019 annualized dividend amount of $2.706, which represents an increase of 3.1%. The new monthly dividend amount of $0.2325 per share was paid on February 14, 2020.

Real Estate Portfolio Update

As of December 31, 2019, Realty Income’s portfolio consisted of 6,483 properties located in 49 U.S. states, Puerto Rico and the U.K., leased to 301 different commercial tenants doing business in 50 industries. The properties are primarily freestanding and leased under long-term, net lease agreements with a weighted average remaining lease term of 9.2 years. The company's portfolio of commercial real estate continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2019, portfolio occupancy was 98.6% with 94 properties available for lease out of the 6,483, as compared to 98.3% as of September 30, 2019 and 98.6% as of December 31, 2018.

Changes in Occupancy

Properties available for lease at September 30, 2019	102
Lease expirations	44
Re-leases to same tenant (1)	(25)
Re-leases to new tenant (1)(2)	(3)
Dispositions	(24)
Properties available for lease at December 31, 2019	94

(1)
The annual new rent on these re-leases was $6.457 million, as compared to the previous annual rent of $6.079 million on the same properties, representing a rent recapture rate of 106.2% on the properties re-leased during the quarter ended December 31, 2019.

(2)	Re-leased to two new tenants after a period of vacancy, and one new tenant without vacancy.

Properties available for lease at December 31, 2018	80
Lease expirations	304
Re-leases to same tenant (1)	(199)
Re-leases to new tenant (1)(2)	(15)
Dispositions	(76)
Properties available for lease at December 31, 2019	94

(1)
The annual new rent on these re-leases was $54.978 million, as compared to the previous annual rent of $53.605 million on the same properties, representing a rent recapture rate of 102.6% on the properties re-leased during the year ended December 31, 2019.

(2)	Re-leased to eight new tenants after a period of vacancy, and seven new tenants without vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended December 31, 2019
Acquisitions - U.S. (in 42 states)	539	5.4	$1,447.9	10.5	7.0%
Acquisitions - U.K. (1)	5	0.4	221.0	17.1	5.2%
Total Acquisitions	544	5.8	1,668.9	11.2	6.8%
Properties under Development - U.S.	12	0.3	20.6	13.5	7.1%
Total (2)	556	6.1	$1,689.5	11.2	6.8%

Year ended December 31, 2019
Acquisitions - U.S. (in 45 states)	753	11.6	$2,860.8	13.0	6.8%
Acquisitions - U.K. (1)	18	1.6	797.8	15.6	5.2%
Total Acquisitions	771	13.2	3,658.6	13.4	6.4%
Properties under Development - U.S.	18	0.5	56.6	15.1	7.3%
Total (3)	789	13.7	$3,715.2	13.5	6.4%

(1)
Represents investments of £169.7 million Sterling during the quarter ended December 31, 2019 and £625.8 million Sterling during the year ended December 31, 2019 converted at the applicable exchange rate on the date of acquisition.

(2)
The tenants occupying the new properties operate in 26 industries, and are 100.0% retail, based on rental revenue. Approximately 47% of the rental revenue generated from acquisitions during the fourth quarter of 2019 is from investment grade rated tenants, their subsidiaries or affiliated companies.

(3)
The tenants occupying the new properties operate in 31 industries, and are 94.6% retail and 5.4% industrial, based on rental revenue. Approximately 36% of the rental revenue generated from acquisitions during 2019 is from investment grade rated tenants, their subsidiaries or affiliated companies.

Rent Increases
The following summarizes our same store rents on 4,811 properties under lease (dollars in millions):

	Quarter Ended December 31,		Year Ended December 31,		Increase
	2019	2018	2019	2018	Three months	Twelve months
Rental Revenue	$296.5	$290.8	$1,175.6	$1,157.6	2.0%	1.6%

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Quarter Ended December 31, 2019	Year Ended December 31, 2019
Properties sold	29	93
Net sales proceeds	$36.3	$108.9
Gain on sales of real estate	$14.2	$30.0

Liquidity and Capital Markets

Equity Capital Raising
During the quarter ended December 31, 2019, Realty Income raised $582.2 million from the sale of common stock at a weighted average price of $75.52 per share. During 2019, Realty Income raised $2.2 billion from the sale of common stock at a weighted average price of $72.40 per share.

Credit Facility
Realty Income has an unsecured revolving credit facility, which is comprised of a $3.0 billion revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend), and a $250.0 million term loan due March 2024. The revolving credit facility also has a $1.0 billion expansion feature. As of December 31, 2019, the balance of borrowings outstanding under our revolving credit facility was $704.3 million.

Early Redemption of 5.75% Notes Due January 2021
In January 2020, we completed the early redemption on all $250.0 million in principal amount of our outstanding 5.750% Notes due January 2021, plus accrued and unpaid interest. As a result of the early redemption, we will recognize an estimated $9.8 million loss on extinguishment of debt during the first quarter of 2020.

2020 Earnings Guidance

We estimate AFFO per share for 2020 of $3.50 to $3.56. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2020 of $3.45 to $3.51, inclusive of a $0.03 per share loss due to the early redemption of the 5.750% Notes due 2021. FFO per share for 2020 is based on a net income per share range of $1.42 to $1.48, plus estimated real estate depreciation and impairments of $2.09 per share, and reduced by potential estimated gains on sales of investment properties of $0.06 per share (in accordance with Nareit’s definition of FFO).

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
February 20, 2020 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180. When prompted, provide the conference ID 9079776.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the passcode 9079776. The telephone replay will be available through March 5, 2020. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. The webcast replay will be available through March 5, 2020. No access code is required for this replay.

Supplemental Materials

Supplemental materials on fourth quarter and 2019 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,400 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 596 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 105 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Capital Markets and Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/19	Ended 12/31/18	12/31/19	12/31/18
REVENUE
Rental (including reimbursable)	$394,217	$341,181	$1,484,818	$1,321,546
Other	3,312	1,395	6,773	6,292
Total revenue	397,529	342,576	1,491,591	1,327,838

EXPENSES
Depreciation and amortization	156,594	137,711	593,961	539,780
Interest	75,073	70,635	290,991	266,020
General and administrative	16,330	34,178	66,483	84,148
Property (including reimbursable)	25,253	17,732	88,585	66,326
Income taxes	1,736	1,607	6,158	5,340
Provisions for impairment	8,950	1,235	40,186	26,269
Total expenses	283,936	263,098	1,086,364	987,883
Gain on sales of real estate	14,168	5,825	29,996	24,643
Foreign currency and derivative gains, net	1,792	—	2,255	—
Net income	129,553	85,303	437,478	364,598
Net income attributable to noncontrolling interests	(256)	(231)	(996)	(984)
Net income available to common stockholders	$129,297	$85,072	$436,482	$363,614

Funds from operations available to common stockholders (FFO)	$280,396	$217,743	$1,039,591	$903,257
Adjusted funds from operations available to common stockholders (AFFO)	$281,986	$236,813	$1,050,015	$924,558

Per share information for common stockholders:
Net income:
Basic and Diluted	$0.39	$0.29	$1.38	$1.26

FFO:
Basic and Diluted	$0.85	$0.73	$3.29	$3.12

AFFO:
Basic	$0.86	$0.80	$3.32	$3.19
Diluted	$0.86	$0.79	$3.32	$3.19

Cash dividends paid per common share	$0.681	$0.662	$2.711	$2.631

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with Nareit’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/19	Ended 12/31/18	12/31/19	12/31/18

Net income available to common stockholders	$129,297	$85,072	$436,482	$363,614
Depreciation and amortization	156,594	137,711	593,961	539,780
Depreciation of furniture, fixtures and equipment	(127)	(158)	(565)	(650)
Provisions for impairment	8,950	1,235	40,186	26,269
Gain on sales of real estate	(14,168)	(5,825)	(29,996)	(24,643)
FFO adjustments allocable to noncontrolling interests	(150)	(292)	(477)	(1,113)
FFO available to common stockholders	$280,396	$217,743	$1,039,591	$903,257
FFO allocable to dilutive noncontrolling interests	372	473	1,403	867
Diluted FFO	$280,768	$218,216	$1,040,994	$904,124

FFO per common share:
Basic and Diluted	$0.85	$0.73	$3.29	$3.12

Distributions paid to common stockholders	$222,476	$196,834	$852,134	$761,582

FFO available to common stockholders in excess of distributions paid to common stockholders	$57,920	$20,909	$187,457	$141,675

Weighted average number of common shares used for FFO:
Basic	328,565,734	297,730,206	315,837,012	289,427,430
Diluted	329,364,027	298,609,734	316,601,350	289,923,984

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Year Ended	Year Ended
	Ended 12/31/19	Ended 12/31/18	12/31/19	12/31/18
Net income available to common stockholders	$129,297	$85,072	$436,482	$363,614
Cumulative adjustments to calculate FFO (1)	151,099	132,671	603,109	539,643
FFO available to common stockholders	280,396	217,743	1,039,591	903,257
Executive severance charge (2)	—	18,651	—	18,651
Amortization of share-based compensation	3,184	2,943	13,662	15,470
Amortization of deferred financing costs (3)	1,283	1,119	4,754	3,991
Amortization of net mortgage premiums	(354)	(354)	(1,415)	(1,520)
Loss (gain) on interest rate swaps	694	331	2,752	(2,733)
Straight-line payments from cross-currency swaps (4)	1,762	—	4,316	—
Leasing costs and commissions	(222)	(1,076)	(2,102)	(3,907)
Recurring capital expenditures	(224)	(555)	(801)	(1,084)
Straight-line rent	(8,940)	(6,480)	(28,674)	(24,687)
Amortization of above and below-market leases	6,109	4,427	19,336	16,852
Other adjustments (5)	(1,702)	64	(1,404)	268
AFFO available to common stockholders	$281,986	$236,813	$1,050,015	$924,558
AFFO allocable to dilutive noncontrolling interests	378	487	1,442	901
Diluted AFFO	$282,364	$237,300	$1,051,457	$925,459

AFFO per common share:
Basic	$0.86	$0.80	$3.32	$3.19
Diluted	$0.86	$0.79	$3.32	$3.19

Distributions paid to common stockholders	$222,476	$196,834	$852,134	$761,582

AFFO available to common stockholders in excess of distributions paid to common stockholders	$59,510	$39,979	$197,881	$162,976

Weighted average number of common shares used for AFFO:
Basic	328,565,734	297,730,206	315,837,012	289,427,430
Diluted	329,364,027	298,609,734	316,601,350	289,923,984

(1)	See FFO calculation on page seven for reconciling items.

(2)	The executive severance charge represents the incremental costs incurred upon our former CEO's departure in October 2018 per the reconciliation below:

Cash	$9,817
Stock compensation	17,902
Professional fees	574
Total value of severance	28,293
Amount accrued for CEO compensation prior to separation	(9,642)
Incremental severance	$18,651

(3)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(5)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended December 31,	2019	2018	2017	2016	2015

Net income available to common stockholders	$129,297	$85,072	$60,852	$85,671	$76,171
Depreciation and amortization, net of furniture, fixtures and equipment	156,467	137,553	126,915	117,580	105,537
Provisions for impairment	8,950	1,235	6,679	3,709	1,378
Gain on sales of real estate	(14,168)	(5,825)	(23,208)	(6,696)	(5,126)
FFO adjustments allocable to noncontrolling interests	(150)	(292)	(250)	(431)	(52)

FFO	$280,396	$217,743	$170,988	$199,833	$177,908

FFO per diluted share	$0.85	$0.73	$0.61	$0.77	$0.71

AFFO	$281,986	$236,813	$215,312	$192,964	$170,023

AFFO per diluted share	$0.86	$0.79	$0.76	$0.75	$0.68

Cash dividends paid per share	$0.681	$0.662	$0.636	$0.606	$0.572

Weighted average diluted shares outstanding - FFO	329,364,027	298,609,734	282,023,488	259,010,432	249,508,956

Weighted average diluted shares outstanding - AFFO	329,364,027	298,609,734	282,428,692	259,010,432	249,508,956

For the year ended December 31,	2019	2018	2017	2016	2015

Net income available to common stockholders	$436,482	$363,614	$301,514	$288,491	$256,686
Depreciation and amortization, net of furniture, fixtures and equipment	593,396	539,130	498,231	449,196	408,404
Provisions for impairment	40,186	26,269	14,751	20,664	10,560
Gain on sales of real estate	(29,996)	(24,643)	(40,898)	(21,979)	(22,243)
FFO adjustments allocable to noncontrolling interests	(477)	(1,113)	(933)	(977)	(970)

FFO	$1,039,591	$903,257	$772,665	$735,395	$652,437

FFO per diluted share	$3.29	$3.12	$2.82	$2.88	$2.77

AFFO	$1,050,015	$924,558	$838,638	$736,374	$647,028

AFFO per diluted share	$3.32	$3.19	$3.06	$2.88	$2.74

Cash dividends paid per share	$2.711	$2.631	$2.527	$2.392	$2.271

Weighted average diluted shares outstanding - FFO	316,601,350	289,923,984	273,936,752	255,822,679	235,891,368

Weighted average diluted shares outstanding - AFFO	316,601,350	289,923,984	274,024,934	255,822,679	235,891,368

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data) (unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Real estate, at cost:
Land	$5,684,034	$4,682,660
Buildings and improvements	13,833,882	11,858,806
Total real estate, at cost	19,517,916	16,541,466
Less accumulated depreciation and amortization	(3,117,919)	(2,714,534)
Net real estate held for investment	16,399,997	13,826,932
Real estate held for sale, net	96,775	16,585
Net real estate	16,496,772	13,843,517
Cash and cash equivalents	54,011	10,387
Accounts receivable	181,969	144,991
Lease intangible assets, net	1,493,383	1,199,597
Other assets, net	328,661	61,991
Total assets	$18,554,796	$15,260,483

LIABILITIES AND EQUITY
Distributions payable	$76,728	$67,789
Accounts payable and accrued expenses	177,039	133,765
Lease intangible liabilities, net	333,103	310,866
Other liabilities	262,221	127,109
Line of credit payable	704,335	252,000
Term loans, net	499,044	568,610
Mortgages payable, net	410,119	302,569
Notes payable, net	6,288,049	5,376,797
Total liabilities	8,750,638	7,139,505

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 333,619,106 shares issued and outstanding as of December 31, 2019 and 370,100,000 shares authorized, 303,742,090 shares issued and outstanding as of December 31, 2018	12,873,849	10,754,495
Distributions in excess of net income	(3,082,291)	(2,657,655)
Accumulated other comprehensive loss	(17,102)	(8,098)
Total stockholders’ equity	9,774,456	8,088,742
Noncontrolling interests	29,702	32,236
Total equity	9,804,158	8,120,978
Total liabilities and equity	$18,554,796	$15,260,483

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%

Compound Average Annual Total Return (5)		16.5%		10.8%		10.7%		10.1%		10.3%

Note:   The dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE Nareit US Equity REIT Index, as per Nareit website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: Nareit website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
The Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income’s NYSE listing on October 18, 1994 through December 31, 2019, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.